Exhibit Page 39

SETTLEMENT AGREEMENT

        This Settlement Agreement (this “Settlement Agreement”) is entered into by and between Riggs National Corporation, a Delaware corporation (the “Company”), and Joe L. Allbritton (“Executive”) this 31st day of December 2001.

W I T N E S S E T H:

        WHEREAS, the Company and Executive have entered into an Employment Agreement dated December 28, 1999, which was amended pursuant to an agreement dated March 28, 2001 (collectively the “Agreement”);

        WHEREAS, the Agreement provides for fixed payments during its term along with additional significant performance bonuses and does not expire by its terms until July 15, 2004;

        WHEREAS, the Company and Executive desire to reduce the responsibilities and duties of Executive and, except as otherwise provided herein, to terminate the Agreement and settle certain obligations thereunder effective as of December 31, 2001;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties agree as follows:

        1.Termination of Agreement. Except as specifically provided herein, the Agreement shall terminate effective as of December 31, 2001 (the "Termination Date").

        2.Payments and Benefits Upon Termination. In exchange for Executive's agreeing to terminate the Agreement, the Company will provide the following amounts and benefits as described below:

                (a) The Company shall pay Executive his annual salary through the Termination Date plus his 2001 annual performance bonus, if any, for the calendar year 2001 as it is currently determined pursuant to the Agreement.

Exhibit Page 40

                (b) As a termination payment and in lieu of all compensation and potential performance bonuses described in the Agreement, the Company shall pay to Executive in cash $3,618,996.00. Such amount shall be paid in four (4) equal annual installments due and payable on March 31, 2002, and January 31st of 2003, 2004 and 2005. Each such payment shall be increased by an interest payment calculated from the Termination Date at a rate of seven percent (7%) per annum.

                (c) As soon as practical after the Termination Date, the Company will reimburse Executive for business expenses which were incurred before the Termination Date in the ordinary course of his duties with the Company and which are reimbursable under the Company’s normal reimbursement policies and procedures.

        3. Responsibilities as Senior Chairman of the Board of Directors of the Company. Executive shall resign his role as Senior Chairman of the Board of Directors of the Company, but shall continue to serve as Vice Chairman and as a member of the board of directors of the Company.

        4. Waiver and Release. As consideration for the agreements set forth herein, the Company and Executive hereby mutually waive and release any claims (other than for obligations as set forth herein) which either party might have against the other under the Agreement.

        5. Source of Payment. All payments provided for in this Settlement Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations herein. Nothing contained in this Settlement Agreement and no action taken pursuant to this provision, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Executive or any other person.

        6. Change of Control. In the event of a Change of Control of the Company, any and all unpaid amounts payable to Executive hereunder shall become immediately due and payable. In the event of a Change of Control of the Company and the acceleration of payments hereunder, section 3.3 of the Agreement shall continue to apply to the parties and provide for Gross-Up Payments as described therein. For purposes of this Settlement Agreement, the terms “Change of Control” and “Gross-Up Payments” shall have the same meanings that such terms had in the Agreement.

        7. Choice of Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws.

        8. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to Executive:               Joe L. Allbritton
                                                      5615 Kirby Drive, Suite 310
                                                      Houston, Texas 77005

               If to the Company         Riggs National Corporation
                                                      800 17th Street, N.W., 7th Floor
                                                      Washington, D.C. 20074-0411
                                                      Attention: Mr. Joseph Cahill
                                                                        Executive Vice President and General Counsel

or to such other address as either party shall have furnished to the other party in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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        9. Severability. The invalidity or unenforceability of any provision of this Settlement Agreement shall not affect the validity or enforceability of any other provision of this Settlement Agreement.

        10. Attorneys Fees. In the event that Executive makes demand upon the Company for any benefits or amounts due hereunder and the Company rejects such demand, the Company shall reimburse Executive for attorneys fees incurred by Executive in enforcing rights to which he reasonably expects he shall become entitled pursuant to this Settlement Agreement.

        11. Successors. This Settlement Agreement shall be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Settlement Agreement shall be binding on the Company and its successors and assigns.

        12. Entire Agreement. This Settlement Agreement constitutes the entire agreement between the parties with respect to the termination of the Agreement and supercedes any and all prior written or oral agreements, arrangements or understandings between the Company and Executive.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Settlement Agreement to be executed in its name and on its behalf all on the day and year first above written, but effective as of the Termination Date.

                                                                        COMPANY:

                                                                        RIGGS NATIONAL CORPORATION

                                                                        By:/s/ Steven T. Tamburo
                                                                        Name:Steven T. Tamburo
                                                                        Title:EVP & CFO

                                                                        EXECUTIVE:

                                                                        /s/ Joe L. Allbritton
                                                                        Joe L. Allbritton